EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INPHONIC, INC.

AND

AVESAIR, INC.

May 13, 2003

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Transfer Documents
Exhibit C	Form of Employee Invention Assignment, Non-Solicitation, Confidentiality and Non-Competition Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Buyer Agreements
Exhibit F	Form of Lock-up Agreement
Exhibit G	List of Buyer Common Stockholders and Preferred Stockholders
Exhibit H	Buyer Wire Transfer Instructions
Exhibit I	Form of Ninth Amended and Restated Certificate of Incorporation
Exhibit J	Form of Opinion of Hutchison & Mason, PLLC

SCHEDULES

Schedule 2.1(a)	Office Equipment
Schedule 2.1(c)	Asset Inventories
Schedule 2.1(d)	Seller Accounts Receivable
Schedule 2.1(e)	Assigned Contracts
Schedule 2.1(i)	Intellectual Property
Schedule 2.1(l)	Software Assets
Schedule 2.2	Excluded Assets
Schedule 2.2(e)	Excluded Contracts
Schedule 2.3	Assumed Liabilities
Schedule 2.6(a)(i)	Rates for Seller’s Products and Services
Schedule 3.5(a)	Seller Financial Statements
Schedule 3.5(d)	Seller Audit Letters and Responses
Schedule 3.10	Listing of Seller Intellectual Property
Schedule 3.11	Real Property Leases of Seller
Schedule 3.12	Listing of Seller Contracts
Schedule 3.13	Insurance Held by Seller
Schedule 3.15	Seller Employees
Schedule 3.17	Listing of Seller Permits
Schedule 3.20	Listing of Seller Software
Schedule 3.21	Listing of Certain Seller Customers
Schedule 4.3(c)
Schedule 4.3(d)
Schedule 4.4	Buyer Subsidiaries
Schedule 4.8(a)
Schedule 4.8(b)
Schedule 4.8(c)
Schedule 4.8(d)
Schedule 4.9
Schedule 4.10
Schedule 4.12
Schedule 4.16
Schedule 4.19(a)
Schedule 4.19(b)
Schedule 5.7(b)(i)	Payment of Retained Liabilities by Seller
Schedule 5.7(b)(ii)	Seller Obligations
Schedule 5.8(a)	Listing of Seller Employees Continuing with Buyer
Schedule 5.8(c)	Transferred Employees Option Vesting
Schedule 5.9	Employee Benefit Plan of Seller or any of its Subsidiaries
Schedule 6.3(f)	Payroll and Payroll Taxes of Transferred Employees

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of this 13th day of May, 2003 by and between INPHONIC, INC., a Delaware corporation (“Buyer”) and AVESAIR, INC., a Delaware corporation (“Seller”). For purposes of this Agreement, Buyer and Seller are sometimes each referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Seller engages in the business of providing mobile marketing and media solutions (together with all other business which is being conducted by Seller as of the date hereof, the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens, charges and encumbrances of any kind, all of Seller’s right, title, and interest in and to all of the Acquired Assets (collectively, the “Acquisition”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for other good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms undefined in the text of this Agreement shall have the following meanings:

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Ancillary Agreements” means all assignment agreements, and other documents and instruments, pursuant to which Seller’s right, title or interest in any of the Acquired Assets are transferred to Buyer.

“Assumed Liabilities” means all Liabilities of Seller to be assumed by Buyer as set forth in Section 2.3.

“Available Cash” means cash in the amount of Two Million Dollars ($2,000,000) owned by Seller to be delivered as an Acquired Asset to Buyer at the Closing.

“Buyer Common Stock” means Buyer’s common stock, par value $.01 per share.

“Buyer D-5 Preferred Stock” means Buyer’s Series D-5 Convertible Preferred Stock, par value $.01 per share, having such rights, powers and privileges as set forth in Buyer’s Ninth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit I.

“Bylaws” means a true and complete copy of Seller’s bylaws, as amended and in effect on the date hereof.

“Charter” means a true and complete copy of Seller’s certificate of incorporation, as amended and in effect on the date hereof.

“Closing” shall have the meaning set forth in Section 2.10.

“Closing Date” shall have the meaning set forth in Section 2.10.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall mean that Buyer has applied equivalent resources as existing at time of the Closing to sell such products and services, subject to market acceptance of the products and services, changes in technology and the overall market and economic conditions.

“Confidential Information” means all information or material, whether written or oral, not generally known to the public or the industry in which Buyer is or may become engaged which: (a) gives Buyer some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interest of Buyer; (b) is owned by Buyer or in which Buyer has an interest; and (c) is either marked “confidential” or “proprietary” or you know or should know that the information or material, whether written or oral, is considered to be confidential and proprietary to Buyer. “Confidential Information” includes and covers Intellectual Property, equipment, notes, memoranda, manuals, disks, know-how, procedures, materials, clients or prospective clients, Company operations and procedures, all business plans, data, reports, interpretations, forecasts, audit reports, records and other information, whether written or oral, to the extent it relates to Buyer, its employees, its affiliates, shareholders, subsidiaries, directors, officers, agents or any immediate family member (including spouse, parents, children, siblings, and in-laws) of the foregoing, which have been previously provided to you or any other person, or which will be provided to you or any other person pursuant to this Agreement. The term “Confidential Information” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your representatives which contain, reflect or are based upon “Confidential Information” as defined above and any copies of such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information that (a) is publicly available or in the public domain at the time disclosed; (b) is already in the recipient’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; or (c) is approved for release or disclosure by Buyer without restriction.

“Consideration” shall have the meaning set forth in Section 2.5.

“Conversion Shares” means those shares of Buyer Common Stock to be issued upon conversion of the Buyer D-5 Preferred Stock.

“Damages” shall mean any and all losses, costs, damages, liabilities, liens, interest, awards, judgments, penalties and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) (“ERISA”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, Security Interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Excluded Assets” means those assets set forth on Schedule 2.2 attached hereto and those items set forth in Section 2.2.

“Excluded Contracts” means those contracts set forth on Schedule 2.1(e) attached hereto and has the meaning set forth in Section 2.2(e).

“GAAP” means United States Generally Accepted Accounting Principles.

“Government Contracts” means all contracts between Seller and the United States government and between Seller and a state government within the United States.

“Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Intellectual Property” shall mean all intellectual property that Seller owns or uses including, but not limited to, all United States and foreign patents and patent applications (including provisional patent applications) listed on the Disclosure Schedule, including all U.S., foreign and PCT related applications continuations, continuations-in-part, divisionals, RCES, CPAs, reexaminations, reissues and the like), trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, and all patent rights listed on the Disclosure Schedule, trade secrets, schematics, technology, know-how, and computer software programs or applications and tangible or intangible proprietary information or material.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.10.

“Investments” shall mean certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by Seller.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” shall mean, with respect to any entity or group of entities, any event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities which is material and adverse.

“Ordinary Course of Business” means an action taken by Seller will be deemed to have been taken in the “Ordinary Course of Business” only if that action:

(a) is consistent in nature, scope and magnitude with the past customs and practices of Seller and is taken in the ordinary course of the normal day-to-day operations of Seller;

(b) does not require authorization by the board of directors or stockholders of Seller and does not require any other separate or special authorization of any nature;

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other persons or entities that are in the same line of business as Seller; and

(d) shall not have a Material Adverse Effect upon Seller.

“Owned Software” means Software as to which the source code is owned by Seller.

“Permits” means all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations) affecting the Acquired Assets.

“Receiving Party” has the meaning set forth in Section 8.1.

“Representatives” means Buyer’s and Seller’s respective directors, officers, employees, affiliates, representatives or agents as so indicated.

“Requisite Stockholder Approval” means the adoption of this Agreement and the approval of the Acquisition by the Seller’s stockholders in the manner required by the Charter and the Bylaws.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens or (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation.

“Seller Financial Statements” has the meaning set forth in Section 3.5.

“Software” means all computer software programs, program specifications, charts, procedures,, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or licensed by Seller and employed in the Business.

“Stock Consideration Shares” means those shares of Buyer’s capital stock being issued to Seller hereunder as the Consideration and Additional Shares.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, capital stock, franchise, ad valorem, value-added, excise, environmental, real property, personal property, sales, use, transfer, withholding, social security, employment, payroll, disability, unemployment and alternative or add-on minimum taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Seller or any subsidiary is liable to pay by law or otherwise.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

“Third Party Intellectual Property Rights” shall mean all United States and foreign third-party patents, patent rights, patent applications, trademarks, service marks, or copyrights, and all trade secrets, schematics, technology, know-how, inventions, whether patentable or not, computer software programs or applications and tangible or intangible proprietary information or material or other intellectual property or proprietary rights owned by a third party, excluding packaged, commercially available “off the shelf” licensed software programs sold to the public, and used in Seller’s business.

“Third Party Licenses” shall mean licenses, contracts, or other arrangements to which Seller is a party that provide rights to Seller to use any Third Party Intellectual Property Rights in the Business as it is currently conducted.

“Third Party Software” shall mean (i) Software which is licensed to Seller by third parties, regardless of whether Seller has possession of or access to the source code, (ii) Software purchased by or licensed to Seller solely for resale or sublicense to its customers, (iii) Software in which Seller has any use, possessor or proprietary rights other than as set forth in (i) and (ii) above, provided, however, that Third Party Software shall not include packaged, commercially available “off the shelf” licensed software programs sold to the public and used in Seller’s business.

ARTICLE II

THE PURCHASE AND DELIVERY OF THE ACQUIRED ASSETS

2.1 The Purchase and Sale of Assets.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liabilities and Encumbrances (excluding only those Assumed Liabilities that are specifically listed on Schedule 2.3), all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, used, held for use or usable in the Business, as the same shall exist as of the Closing Date, other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets shall include, without limitation:

(a) all tangible property used in connection with the Business, including, without limitation, the tangible property set forth on Schedule 2.1(a);

(b) all tangible personal property used in connection with the Business;

(c) all inventory used in connection with the Business as set forth in Schedule 2.1(c);

(d) all Accounts Receivable relating to the Business as of April 1, 2003 and all additional Accounts Receivable listed on Schedule 2.1(d);

(e) all rights of Seller under contracts relating to the Business listed on Schedule 2.1(e) (the “Assigned Contracts”);

(f) all revenue of Seller, recognized in accordance with GAAP, from April 1, 2003 to the Closing Date;

(g) all Permits relating to the acquisition or ownership of the Acquired Assets or the operation of the Business;

(h) all data, records, files, manuals, blueprints and other documentation related to the Acquired Assets and the operation of the Business including (i) service and warranty records; (ii) sales promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports, correspondence and other similar documents and records used in the Business, whether in electronic form or otherwise; (iii) all client, customer and supplier lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients, customers and suppliers; and (iv) all sales and credit records, catalogs and brochures relating to the Business, purchasing records and records relating to suppliers.

(i) all Intellectual Property owned or used by Seller and Third Party Licenses presently held by Seller in connection with the Acquired Assets or the Business as set forth in Schedule 2.1(i), including all goodwill associated with the trademarks, service marks and trade names, the right to sue and collect for past infringement of the Intellectual Property, the right to create derivative works for any copyrighted works (including the right to exploit the copyrighted works for subsidiary purposes and in different media and by future methods of exploitation) and all causes of action related to the Intellectual Property;

(j) all policies and procedures, methods of delivery of services, trade secrets, disks, drawings and specifications, market studies, consultants’ reports, prototypes, and all similar property of any nature, tangible or intangible, owned by Seller and used in connection with the Business;

(k) all goodwill incident to the Business, including, but not limited to, the value of the name(s) associated with the Business and the value of good customer relations;

(l) all computers, Software, automation systems, accounting systems, master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.), or specific, unique-to-the-business usage, owned by, or licensed to, Seller and used in the operation of the Business as set forth in Schedule 2.1(l);

(m) all prepaid expenses and security deposits associated with the Business or the Acquired Assets other than those associated with the Unassumed Liabilities;

(n) all the Available Cash;

(o) all other intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) relating to the Acquired Assets or the Business;

(p) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement; and

(q) all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent.

This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease, sublicense or assign any privilege, right or interest in any written or oral license, agreement, commitment, contract or understanding (a “Contract”) or Permit or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof or affect adversely the rights of Seller or Buyer thereunder. If a consent of a third party which is required in order to assign any interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to Buyer, Seller shall cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive Seller’s entire interest in the benefits under any such Contract or Permit, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this paragraph shall affect the liability, if any, of Seller pursuant to this Agreement for failing to have disclosed the need for such consent or approval.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability or Encumbrance in respect thereof, unless expressly assumed by Buyer pursuant to Section 2.3.

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and shall remain the property of Seller after the Closing (the “Excluded Assets”):

(a) all minute books, stock records, corporate seals, accounting and tax books, ledgers and records and other financial records relating to Seller, its Business and the Acquired Assets, provided, however, that Buyer shall have access to and have the right to receive copies of such books and records as is reasonably necessary after the Closing during regular business hours and upon reasonable notice;

(b) the shares of capital stock of Seller held in treasury;

(c) the consideration paid and to be paid to Seller pursuant to this Agreement and the Escrow Agreement;

(d) originals of all personnel records and other records that Seller is required by law to retain in its possession;

(e) the Contracts designated on Schedule 2.1(e) which are not being assumed by Buyer (the “Excluded Contracts”);

(f) all prepaid expenses and security deposits not associated with the Acquired Assets;

(g) all insurance policies and insurance benefits relating to the Acquired Assets or the Business, except as provided in Section 2.1(p);

(h) all cash and cash equivalents on hand or in bank accounts and short-term investments other than Available Cash and Seller’s revenue from April 1, 2003 through the Closing Date; and

(i) the assets set forth on Schedule 2.2.

2.3 Assumed Liabilities.

Except for the Assumed Liabilities, (i) Seller shall transfer the Acquired Assets to Buyer on the Closing Date free and clear of all Liabilities and Encumbrances of any kind and (ii) Buyer shall not, by virtue of its purchase of the Acquired Assets, assume or become responsible for (A) any Seller Obligations (as defined in Section 2.4) or (B) Liabilities or Encumbrances of any other person. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, at the Closing, Buyer hereby assumes and agrees to pay, perform, and discharge when due only the following (these obligations, and only these obligations, being the “Assumed Liabilities”):

(a) the obligations of Seller under the Assigned Contracts listed on Schedule 2.1(e) that, by the terms of such Assigned Contracts, arise after the Closing, relate to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing Date, excluding any Retained Liabilities relating to such Assigned Contracts set forth under Section 2.4.

(b) the Assumed Liabilities as expressly set forth on Schedule 2.3.

Except for the Assumed Liabilities set forth in Schedule 2.3, Buyer does not assume and will not be bound by or be obligated or responsible for, and shall have no liability for, any Retained Liabilities of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Buyer is expressly disclaiming any express or implied assumption of any Retained Liabilities.

2.4 Retained Liabilities.

The Liabilities, Encumbrances and all other obligations which are not Assumed Liabilities listed on Schedule 2.3, shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by Seller (“Seller Obligations”). “Retained Liabilities” shall mean every Seller Obligation, including:

(a) any Seller Obligation arising out of or relating to products and services of Seller to the extent performed prior to the Closing Date other than the Liabilities expressly set forth on Schedule 2.3;

(b) any Seller Obligation under any Assigned Contract assumed by Buyer which arises after the Closing Date but which arises out of or relates to any breach that occurred prior to the Closing Date;

(c) any Seller Obligation for Taxes, including (i) any Taxes arising as a result of Seller’s operation of its business or ownership of the Acquired Assets prior to the Closing Date, (ii) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement that are attributed to Seller and (iii) any deferred Taxes of any nature;

(d) any Seller Obligation under any Excluded Contract, including any Seller Obligation arising out of or relating to Seller’s credit facilities or any security interest related thereto, including without limitation the equipment financing line of credit with Silicon Valley Bank in the amount of $193,903.48 which was paid in full on April 25, 2003 the Engage, Inc. license agreement and any existing office lease(s) of Seller;

(e) any environmental, health and safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of real property;

(f) any Seller Obligation under any employee plan or relating to payroll, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees or former employees, or both;

(g) any Seller Obligation under any employment, severance, retention or termination agreement with any employee of Seller or any of its affiliates;

(h) any Seller Obligation arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(i) any Seller Obligation to any of Seller’s stockholders or affiliates;

(j) any Seller Obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, or to any third party or otherwise;

(k) any Seller Obligation to distribute to any of Seller’s stockholders or otherwise apply all or any part of the consideration received hereunder;

(l) any Seller Obligation arising out of any legal proceeding finally adjudicated, pending, contemplated or threatened as of the Closing Date, whether or not set forth in the Disclosure Schedule;

(m) any Seller Obligation arising out of any legal proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

(n) any Seller Obligation arising out of or resulting from Seller’s non-compliance with any legal requirement or order of any Governmental Entity;

(o) any Seller Obligation under this Agreement or any other document executed in connection with the transactions contemplated hereby; and

(p) any Seller Obligation based upon Seller’s acts or omissions occurring after the Closing Date.

2.5 Consideration for Acquired Assets.

At Closing, in consideration for the transfer, sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets, as provided herein, and on reliance on the representations and warranties made by Seller in this Agreement, Buyer will issue to Seller the following (the “Consideration”): (i) 672,389 shares of Buyer Common Stock; and (ii) 672,389 shares of Buyer D-5 Preferred Stock.

2.6 Revenue Adjustment.

(a) Seller will be entitled to receive additional Consideration upon the occurrence of the following:

(i) If Buyer achieves greater than $2,000,000 in gross revenues up to a maximum of $3,333,333 in gross revenues during the twelve (12) month period commencing April 1, 2003 and ending March 31, 2004 (the “Measuring Period”) as a result of the sale of products or services derived from Seller’s Intellectual Property (based on the market rate for such products and services, with Buyer using its best efforts to sell the products and services at the published rates of Seller attached hereto as Schedule 2.6(a)(i)), Buyer shall, subject to the provisions of Section 2.9 below, issue to Seller within thirty (30) days following April 1, 2004, additional shares of Buyer’s Common Stock in an amount equal to three dollars ($3.00) of Buyer’s Common stock for each one dollar ($1.00) of any such gross revenue recognized by Buyer (the “Additional Shares”). The per share value of Buyer’s Common Stock to be issued pursuant to this Section 2.6 shall be equal to the market closing price for common stock on April 1, 2004 provided there is a public market for such shares or, if no public market exists, then the per share value of the Common Stock shall be the market value of such shares as of April 1, 2004 as determined in the good faith business judgment of the Buyer’s board of directors (the “Common Value”). If Seller delivers to Buyer a written objection to the Common Value, within ten (10) days from Seller’s receipt of the Common Value and the Parties are unable to agree upon the Common Value within ten (10) days from delivery of Seller’s objection, then the Parties will retain a reputable public accounting firm as is mutually agreed upon by the Seller and Buyer (the “Independent Accountant”) within ten (10) days of the expiration of the second 10-day period. The Independent Accountant shall resolve all such objections and determine the Common Value. The Common Value, as determined by the Independent Accountant, shall be deemed final and conclusive and shall be binding on the Parties. The fees and expenses of the Independent Accountant in resolving all such objections shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller may not object to the Common Value if it is determined by the public market closing price of Buyer’s Common Stock on April 1, 2004.

By way of example, should Buyer recognize $2,500,000 in gross revenues as a result of the sale of products or services derived from Seller’s Intellectual Property, Buyer shall issue $1,500,000 (($2,500,000—$2,000,000) x $3.00) worth of Buyer’s Common Stock based on the exercise price per share as of April 1, 2004.

(ii) For purposes of calculating the gross revenue for Section 2.6(a)(i), Buyer shall follow GAAP and GAAP practices as applied by Buyer at the time of Closing, except that revenue shall be recognized without regard to the provisions of Securities Exchange Commission Staff Accounting Bulletin 101 (to the extent that they require the delay of revenue recognition until contingencies are fulfilled).

(iii) Notwithstanding Section 2.6(a)(i), if (1) Buyer fails to use Commercially Reasonable Efforts to sell products or services derived from Seller’s Intellectual Property, (2) if outside audited financial information is not provided at the end of the Measuring Period, (3) or Buyer terminates more than one of the Transferred Employees hired by Buyer after the Closing without cause during the 90-day period after the Closing (other than because of prorata reductions in force throughout Buyer) and fails to replace during the Measuring Period such terminated employees with a Buyer employee or consultant possessing reasonably equivalent experience and expertise then Seller shall receive the number of Additional Shares equal to the maximum net revenues of $3,333,333. Buyer’s obligation under this Section 2.6(a)(iii) expressly does not include any Transferred Employee who (1) does not accept employment with Buyer, (2) voluntarily terminates employment with Buyer or are (3) is no longer employed due to death or disability.

(iv) The value of the Additional Shares issued pursuant to this Section 2.6 shall not exceed $4.0 million.

(b) For purposes of determining whether Seller is entitled to the Additional Shares pursuant to Section 2.6(a)(i) or Section 2.6(a)(iii) above, on or before April 15, 2004, Buyer shall cause to be prepared and delivered to Seller a quarterly statement (the “Revenue Statement”) signed by an officer of Buyer setting forth the actual amount of the gross revenue and the basis for such calculation. If, within thirty (30) days following receipt of the Revenue Statement (as provided in Section 8.7), Seller has not given Buyer written notice of its objection to the Revenue Statement (which objection notice must contain a statement of the basis of Seller’s objection), then the Revenue Statement shall be deemed accepted by Seller and will be used to determine whether Seller is entitled to any Additional Shares pursuant Section 2.6(a)(i). If Seller gives such notice of objection as to the determination of the net revenue amount, Seller and Buyer will have thirty (30) days to resolve the dispute among themselves. If Seller and Buyer have not resolved such dispute within such thirty-day period, then Seller and Buyer shall select an arbitrator who shall decide the dispute within thirty days after being selected. If Seller and Buyer cannot agree on an arbitrator, then Seller and Buyer shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. Seller and Buyer each agree to be bound by the decision of the arbitrator(s). The arbitration proceedings will be governed by the then existing rules for commercial arbitration of the American Arbitration Association. Any such arbitration shall be held in Washington, DC. The arbitrator shall not have the authority to award punitive damages or to award attorneys’ fees or costs to either party in any such arbitration proceedings. In the event that three arbitrators are chosen, a majority decision will be required. All costs of the arbitration shall be split equally between Seller and Buyer; provided, however, that in the event that Seller has insufficient funds to pay its portion of any such arbitration costs, Buyer shall automatically be deemed to have incurred Damages in an amount equal to such costs. Within thirty (30) days after the final determination of the net revenue amount, Buyer shall issue to Seller the Additional Shares as determined pursuant to Section 2.6(a)(i) above.

2.7 Seller Accounts Receivable.

At Closing, Seller shall deliver a complete and accurate list of Accounts Receivable derived from Seller’s Business through the Closing Date. Seller’s Accounts Receivable shall reflect only those Accounts Receivable representing valid rights to receive payment for bona fide services rendered or goods sold, and that are collectible in the amounts reflected on Schedule

2.1(d). Buyer, with Seller’s reasonable cooperation, shall exercise commercially reasonable and good faith efforts to collect the Accounts Receivable listed on Schedule 2.1(d), consistent with the methods, procedures, and level of effort used to collect Buyer’s own accounts receivable. On the date which is dated 75 calendar days after the date of Closing (a) Buyer shall deliver to Seller and Escrow Agent (as defined in Section 2.8(a)) a written report, reflecting those Account Receivables listed on Schedule 2.1(d) that have not been collected through Buyer’s collection efforts, whereupon, the Escrow Agent (as defined in Section 2.8(a)), within five (5) days, shall release to Buyer the amount from the Escrowed Property (as defined in Section 2.8(a)) equal to any uncollected Seller Accounts Receivable and upon receipt of those funds, Buyer shall transfer to Seller the ownership of, and all rights to collect, and all records pertaining to, the uncollected Seller Accounts Receivable (“Returned Accounts Receivable”). In the event that Buyer receives any additional payments with respect to the Returned Accounts Receivable after reviewing a distribution of the Escrowed Property, Buyer shall remit the additional payment to Seller within thirty (30) days of its receipt thereof.

2.8 Escrowed Property.

(a) At the Closing, Seller and Buyer shall enter into an Escrow Agreement, a form of which is attached hereto as Exhibit D (the “Escrow Agreement”), pursuant to which Seller will deposit with the escrow agent (the “Escrow Agent”) (i) the sum of twenty thousand dollars ($20,000) and (ii) 20,000 shares of Series D-5 Preferred Stock (collectively “Escrowed Property”), which will be held in escrow until October 31, 2003 (“Expiration Date”).

(b) The Escrowed Property shall be payable promptly to Buyer at such times and in such amounts as may be necessary to: (1) account for the difference between the dollar amount payable for an Assumed Liability that is listed on Schedule 2.3 and the amount actually owed for such liability; and (2) Seller’s Accounts Receivable that are not received by Buyer within 75 calendar days following the Closing Date. In the event that the cash amount of the Escrowed Property is not adequate to cover one or more Assumed Liabilities where the dollar amount listed on Schedule 2.3 is less than the amount actually payable, Buyer shall have the right, in its sole discretion, to (i) return any such Assumed Liability to Seller (which Seller unconditionally will assume and become solely liable for payment of) to the extent that Buyer has not been compensated for such Assumed Liability (1) from the Escrowed Property or (2) as otherwise provided herein; (ii) receive the number of shares of Series D-5 Preferred Stock (based on the per share value at Closing) to compensate for any such excess liability. The Escrowed Property will be returned to Seller upon the Expiration Date.

The receipt of Escrowed Property by Buyer under this Section 2.8 shall be in addition to other remedies provided herein.

2.9 Return of Stock Consideration Shares.

To the extent that the dollar amount of an Assumed Liability listed on Schedule 2.3 to this Agreement is an amount that is less than the amount actually owed (as discussed above) and to the extent that any undisclosed liability exists relating to Seller and its Business for which Buyer becomes liable, including, but not limited to, any Liability relating to or arising from the License Agreement by and between Seller and Engage, Inc., Buyer shall have the right until October 31, 2003 to (in addition to the rights set forth in Section 2.8, Article VIII and Section 8.14 of this Agreement), upon written notice by Buyer to Seller, receive the value of any such undisclosed liability from Seller through the return of an equivalent value of up to $2.0 million of Series D-5 Preferred Stock (including those shares of Common Stock received upon conversion of the Series D-5 Preferred Stock (calculated based upon a per share value of $5.2053141). .

2.10 The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Patton Boggs LLP, 2550 M Street, NW, Washington, D.C. 20037 at 10:00 a.m. on or before May 13, 2003 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreed upon later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the “Closing Date”).

2.11 Actions at the Closing.

The Parties shall make the following deliveries at the Closing:

(a) Seller shall deliver to Buyer: (i) a Bill of Sale substantially in the form attached hereto as Exhibit A; (ii) the instruments of sale, conveyance, assignment and transfer (including, without limitation, Intellectual Property transfer documents), in form and substance satisfactory to Buyer, as Buyer shall reasonably request, to convey, transfer and assign to, and vest in, Buyer good, record and marketable title to the Acquired Assets, free and clear of all Liabilities and Encumbrances, in the forms attached hereto as Exhibit B; (iii) copies of Seller’s current customer list, marketing materials, brochures and other printed materials as they relate to the Acquired Assets; (iv) executed Employee Invention Assignment, Non-Solicitation, Confidentially and Non-Competition Agreement (“Non-Competition Agreement”) from Seller employees listed on Schedule 5.8(a) in the form attached hereto as Exhibit C; (v) an executed Escrow Agreement between Seller, Buyer and Escrow Agent in the form attached hereto as Exhibit D; (vi) executed Buyer Agreements in the form attached hereto as Exhibit E; (vii) an executed lock-up agreement in the form attached hereto as Exhibit F; (viii) the Available Cash and all other cash included as Acquired Assets by wire transfer on the Closing Date, according to the wire transfer instructions set forth under Exhibit H; (ix) an executed legal opinion in the form attached hereto as Exhibit J; (x) such documents contemplated by Section 2.12; (xi) copies of any contracts, files, data and documents pertaining to the Acquired Assets or the Assumed Liabilities; (xii) true and complete copies of all national, provincial, municipal and local income, franchise, property and other Tax Returns filed by Seller with respect to the Acquired Assets for the last three (3) fiscal years; (xiii) copies of such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request to convey good and marketable title to the Acquired Assets to Buyer free and clear of any claim, lien, pledge, option, charge, easement, Encumbrance or other right, except as expressly set forth in this Agreement; and (xiv) copies of such other instruments of assumption as Buyer and its counsel reasonably may request.

(b) Buyer shall deliver to Seller: (i) the Consideration; (ii) the various certificates, instruments and documents referred to in Section 6.3 herein; (iii) an executed Escrow Agreement between Seller, Buyer and Escrow Agent in the form attached hereto as Exhibit D; (iv) executed the Buyer Agreements in the form attached as Exhibit E; and (v) copies of such other instruments of assumption as Seller and its counsel reasonably may request.

(c) Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be agreed to by the Parties. Buyer shall deliver such allocation to Seller within 60 days after the Closing Date. Buyer and Seller (and their affiliates) shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

2.12 Change and Use of Name.

Concurrently with the Closing, Seller shall take all actions required to enable Buyer to have a perpetual, exclusive license to use the trademarks, service marks and trade names as set forth in Section 2.1(i) and any derivative or combination thereof that it may elect, and Seller shall make no further use of any of such names, except in transactions that are unrelated to Seller’s Business.

2.13 Further Action.

At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such action, and provide such advice, as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm and perfect Buyer’s title to, all of the Acquired Assets and Assumed Liabilities, to put Buyer in actual possession and operating control thereof and all rights with respect thereto and to carry out the purpose and intent of this Agreement. Seller agrees to cause its independent auditor to provide Buyer with any consents that may be required by Buyer to comply with the Securities Act and the rules and regulations promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Acquisition, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (as if each such representation and warranty was remade on the Closing Date), that, except as set forth in the Seller Disclosure Schedules attached hereto and incorporated herein by reference, the statements contained in this Article III are true and correct.

3.1 Organization, Qualification and Corporate Power.

Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Seller is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Seller. Seller has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties and assets owned and used by it. Seller has furnished or made available to Buyer the Bylaws and Charter. Seller is not in default under or in violation of any provision of its Charter or Bylaws, each as amended to date and through the Closing Date.

3.2 Authorization of Transaction.

Seller has the corporate power and authority to execute and deliver this Agreement (including the Ancillary Agreements, Buyer Agreements and all other agreements referred to herein or contemplated hereby) and to fully perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. No other corporate proceedings by or on behalf of Seller will be necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

3.3 Noncontravention.

Neither the execution and delivery of this Agreement (including the Ancillary Agreements, Buyer Agreements and all other agreements referred to herein or contemplated hereby) by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, including delivery of the Acquired Assets or the assignments and assumptions referred to in Section 2, above, will (a) conflict with or violate any provision of the Charter or Bylaws; (b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity (except for recordation in the case of Intellectual Property); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets is bound; (d) cause Buyer to become subject to or become liable for payment of any Tax; (e) result in the imposition of a Encumbrance upon any of the Acquired Assets; (f) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Acquired Assets; or (g) result in any of Seller’s stockholders having the right to exercise dissenter’s rights of appraisal.

3.4 Subsidiaries.

Seller does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

3.5 Seller Financial Statements.

(a) Attached as Schedule 3.5(a) is the audited balance sheet and statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2002, 2001 and 2000. Such financial statements (collectively, the “Seller Financial Statements”) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller.

(b) Seller has assets sufficient to discharge all of its debts and presently is, and, at the time of Closing, will be, capable of timely discharge of its debts as they come due.

(c) The transactions contemplated hereby will not render Seller insolvent or subject Seller to any voluntary or involuntary proceedings seeking liquidation, reorganization or other relief under any bankruptcy or other similar law now or hereafter in effect, or cause Seller to seek the appointment of a trustee, receiver, liquidator or custodian of it or any part of its property.

(d) Attached under Schedule 3.5(d) are copies of all letters from Seller’s auditors to Seller’s board of directors, executive officers or the audit committee during the past 36 months, together with copies of all responses thereto.

3.6 Undisclosed Liabilities.

Neither Seller nor any former subsidiary has any liability or obligation of any nature (whether known or unknown, whether direct or indirect, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against on Seller Financial Statements, (b) liabilities which have arisen since December 31, 2002, in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business and (d) liabilities which would not reasonably be expected to have a Material Adverse Effect on Seller.

3.7 Tax Matters.

(a) Seller has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file with the appropriate Governmental Entities in all jurisdictions in which such returns are required to be filed. All such Tax Returns accurately and correctly reflect the Taxes of Seller for the periods covered thereby and are complete in all material respects. All Taxes owed by Seller, or for which Seller may be liable (whether or not shown on any Tax Return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Acquired Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Seller stockholder or director or officer (or employee responsible for Tax matters) expects any authority to assess any additional Taxes on Seller for any period for which Tax Returns of Seller have been filed, and there exists no basis for any such assessment. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which Seller or its directors or officers (and employees responsible for Tax matters) has knowledge. Seller has delivered to Buyer correct and complete copies of examination reports, and statements of deficiencies assessed against or agreed to by Seller since inception of Seller. No examination or audit of any Tax Return of Seller by any Governmental Entity is currently in progress or threatened or, to Seller’s knowledge, contemplated.

(d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Seller (i) did not, as of the date of the end of Seller’s most recent fiscal year, exceed the reserve for Tax Liability (without taking into account any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Seller Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing their Tax Returns.

(f) No taxing authority has raised any issues with respect to Taxes that, by the application of similar principles, might result in the issuance of a notice of deficiency or similar notice of intention to assess Seller for Taxes by any taxing authority and Seller does not have any reason to expect any such notices.

(g) Seller has not taken any action that would have the effect of deferring any liability for Seller’s Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

3.8 Assets.

(a) Seller has good, valid and marketable title to the Acquired Assets. No Acquired Asset is subject to any Liability or Encumbrance or restrictions on transfer of any kind.

(b) Upon consummation of the transactions contemplated herein, Buyer will have acquired good, valid, marketable and exclusive title in and to the Acquired Assets free and clear of all Liabilities and Encumbrances, or third-party interest of any nature whatsoever, other than those that may be created by Buyer.

3.9 Owned Real Property.

Seller does not own any real property.

3.10 Intellectual Property.

Schedule 3.10 lists a true and complete list of all Intellectual Property presently owned and Third Party Licenses presently held by Seller or necessary for the conduct of the Business (as conducted) (such Intellectual Property and Third Party Licenses, collectively, the “Intellectual Property Rights”). Seller owns, or has the right to use, free and clear of all liens, charges, claims and restrictions, except for those restrictions set forth in Third Party Licenses, all of the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property Rights or the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of commercially available “off the shelf” products sold to the public. Seller has not violated, and to Seller’s knowledge, is not violating any Third Party Intellectual Property Right. Seller is not aware of any misappropriation, violation, or defect in, or in the title to, any of any Intellectual Property Rights. To Seller’s knowledge, no person or entity (including, without limitation, any (i) current or former employee of Seller or (ii) prior employer of any current or former employee of Seller) has or will have any right, title or interest in any Intellectual Property. Seller does not use, nor does Seller believe it will be necessary to use, any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Seller.

3.11 Real Property Leases.

Schedule 3.11 lists all real property leased or subleased to Seller. Seller has delivered to Buyer correct and complete copies of the leases and subleases. All such leases and subleases have been mutually terminated without dispute or further obligation, Liability or Encumbrance of Seller or any former subsidiary.

3.12 Contracts.

Other than written arrangements that are Retained Liabilities which do not relate in any way to the Assigned Contracts or any Acquired Assets, Seller has delivered to Buyer a correct and complete copy of each Assigned Contract and all related agreements, schedules, exhibits and other documentation relating to those agreements (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)), as amended to date, listed in Schedule 3.12. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to Seller and the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto to Seller’s knowledge; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated thereby (unless such arrangement is to be terminated at Closing as provided herein or contemplated hereby) and (iii) Seller is not in material breach or default (and does not anticipate being in material breach or default after Closing), and no other party thereto is in material breach or default to Seller’s knowledge, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written agreement. Seller is not a party to any oral contract, agreement or other arrangement.

3.13 Insurance.

Schedule 3.13 lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements), insurance carrier and amount of coverages per event and in the aggregate to which Seller is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year that relates to the Acquired Asset and Assumed Liabilities. Section 3.13 of the Disclosure Schedule lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect through the Closing.

Seller is not in material breach or default, and does not anticipate being in material breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration, under such policy and Seller has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Seller has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

3.14 Litigation.

(a) There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions or any other judicial or administrative mandates; (ii) claims, complaints, actions, suits, investigations, hearings or other proceedings, or (iii) claims, complaints, actions, suits, investigations, hearings or other proceedings of any Governmental Entity or before any arbitrator; to which Seller or any former subsidiary of Seller, or any of their respective officers, directors, employees or agents of Seller or any former subsidiary (in such person’s capacity as an officer, director, employee or agent of Seller and not personally) is or was (for the two years prior to and including the date hereof) a party or is threatened in writing to be made a party or known to be contemplated.

(b) There are no agreements or other documents or instruments settling or proposed to settle any claim, complaint, action, suit, investigation, hearing or other proceeding against Seller or any former subsidiary.

3.15 Employees.

A written list of all employees of Seller, along with the position and the current annual rate of compensation of each such person is attached hereto as Schedule 3.15. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Seller. Seller is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller. There are no pending claims against Seller under any workers compensation plan or policy or for long term disability.

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Premiums for COBRA coverage with respect to any former employees or beneficiaries are paid by the former employees or beneficiaries. There are no proceedings pending or threatened, between Seller and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on Seller. Seller has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with Seller.

3.16 Legal Compliance; Restrictions on Business Activities.

Seller and the conduct and operations of its Business are in compliance in all material respects with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government, or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Seller or Business, unless such non-compliance would not have a Material Adverse Effect on Seller. There is no agreement, judgment, injunction, order or decree binding upon Seller which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Business as currently conducted by Seller.

3.17 Permits.

Schedule 3.17 of the Disclosure Schedule sets forth a list of all Permits issued to or held by Seller. Such listed Permits are the only Permits that are required for Seller to conduct its Business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Seller. Each such Permit is in full force and effect and no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in Schedule 3.17, each such Permit will continue in full force and effect following the Closing.

3.18 Brokers’ Fees.

Seller has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

3.19 Accounts Receivable.

All of the Accounts Receivable were derived from goods delivered or services rendered to non-affiliated third parties, and constitute only bona fide valid claims against debtors for sales and other charges. None of the Seller’s Accounts Receivable are subject to discount except for normal cash and immaterial trade discounts and are collectible in the Ordinary Course of Business subject to ordinary reserves. Seller has not received and does not expect to receive any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of the Seller’s Accounts Receivable. The value at which reserves are carried reflect the reserve valuation policy of Seller, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

3.20 Software.

Schedule 3.20 sets forth an accurate, correct and complete list and summary description of (a) all material Software and identifies specifically Third Party Software, (b) any other material Software employed in the business which is not Owned Software or Third Party Software, other than so called “shrink wrap” Software which is not a component of the Software licensed or sold to Seller customers, (c) in each case whether the particular component of Software is employed in the Software licensed or sold by Seller to its customers and (d) all Software development projects undertaken within the past two years with persons other than employees, together with an identification of the persons undertaking such projects.

3.21 Customers, Suppliers and Advertisers.

Schedule 3.21 attached hereto sets forth Seller’s customers, suppliers and advertisers. Except as Set forth on Schedule 3.21, there are no material outstanding disputes with any customer, supplier or advertiser of the Business, and no customer, supplier or advertiser has given notice that it will not do business with (or that it will materially reduce its business with) Seller in the future, or with Buyer following the consummation of the transactions contemplated hereby.

3.22 Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon Seller or its properties (including, without limitation, its Intellectual Property) which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by Seller or the conduct of the Business, including any exclusive distribution or licensing agreements.

3.23 Investment Intent.

Seller understands and acknowledges and agrees that: (a) Seller represents that it is an accredited investor within the meaning of Regulation D under the Securities Act; (b) Seller must bear the economic risk of its receipt of the Stock Consideration Shares; (c) Seller is acquiring the Stock Consideration Shares, for Seller’s own account for investment only, and not with a view towards their distribution other than as provided for in Section 5.10; (d) the Stock Consideration Shares are restricted shares, have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving a public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available; (e) Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations; (f) Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Stock Consideration Shares, under the circumstances, in the amounts or at the times Seller might propose; (g) at the time of the Closing there will be no public market for the Stock Consideration Shares; and (h) the certificate(s) representing the Stock Consideration Shares shall bear a legend (in addition to other legends that may be covered under Buyer Agreements) in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

Notwithstanding the foregoing, Seller shall not sell, transfer or otherwise distribute the Stock Consideration Shares for a period of one (1) year from the Closing Date, except pursuant to an exemption under the Securities Act and as provided in Section 5.10 of this Agreement. Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Stock Consideration Shares, and Seller does not have any present plans to enter into any such contract, undertaking, agreement or arrangement. Seller has had an opportunity to discuss the Buyer’s business, management and financial affairs with directors, officers and management of Seller and has had the opportunity to review the Buyer’s operations and facilities. Seller has also had the opportunity to ask questions of and receive answers from, the Buyer and its management regarding the terms and conditions of this investment.

3.24 Acknowledgment Regarding Stock Consideration Shares.

Seller acknowledges and agrees that as a condition to its receipt of the Stock Consideration Shares, on the Closing Date, Seller will be required to execute, become a party to, and be bound by the Fifth Amended and Restated Voting Agreement, the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement and the Sixth Amended and Restated Investor Rights Agreement all of which are by and among Buyer and its stockholders, forms of which are attached hereto as Exhibit E (collectively, the “Buyer Agreements”).

3.25 Dissolution of WindWire, Inc.

Seller represents that WindWire, Inc., formerly its wholly-owned subsidiary, has been legally and validly dissolved in full compliance with all applicable requirements under federal, state and local law required for the corporation to terminate its existence, including, without limitation, Subchapter X of the Delaware General Corporation Law. All Liabilities and Encumbrances of WindWire, Inc. have been satisfied in full and there are no Liabilities, Encumbrances, legal proceedings or other obligations of WindWire, Inc.

3.26 Disclosure.

Seller recognizes that Buyer is basing its decision to consummate the acquisition of the Acquired Assets in reliance upon Seller’s representations and warranties, Seller Financial Statements, covenants and information in Seller’s Disclosure Schedule. No representation or warranty by Seller contained in this Agreement or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate this transaction, Buyer hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date (as if each such representation and warranty was remade on the Closing Date), that except as set forth in the Buyer Disclosure Schedule attached hereto and incorporated herein by reference, the statements contained in this Article IV are true and correct.

4.1 Organization, Qualification and Corporate Power.

Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer. Buyer has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 Authorization of Transaction.

Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3 Capitalization; Voting Rights.

(a) Immediately prior to the Closing, the authorized capital stock of Buyer will consist of: (i) 99,440,000 shares of Buyer Common Stock, 32,001,187 shares of which are issued and outstanding and 18,392,425 shares of which are reserved for future issuance to employees pursuant to Buyer’s 1999 Stock Incentive Plan and (ii) 34,715,228 shares of Preferred Stock, (A) 668,782 of which have been designated as Series A Preferred Stock, par value $0.01 per share, all of which are issued and outstanding, (B) 2,282,684 of which have been designated as Series B Preferred Stock, par value $0.01 per share, all of which are issued and outstanding, (C) 7,273,762 of which have been designated as Series C Preferred Stock, par value $0.01 per share, 6,646,233 of which are issued and outstanding, (D) 8,000,000 of which have been designated as Series D Preferred Stock, par value $0.01 per share, 3,939,223 of which are issued and outstanding, (E) 12,000,000 of which have been designated as Series D-1 Preferred Stock, par value $0.01 per share, 6,083,488 of which are issued and outstanding, (F) 550,000 of which have been designated as Series D-2 Preferred Stock, par value $0.01 per share, 416,667 of which are issued and outstanding, (G) 2,000,000 of which have been designated as Series D-3 Preferred Stock, par value $0.01 per share, 792,775 of which are issued and outstanding and (H) 1,940,000 of which have been designated as Series D-4 Preferred Stock, par value $0.01 per share, 730,023 of which are issued and outstanding.

(b) All issued and outstanding shares of Buyer’s Common Stock and Buyer’s Preferred Stock (a) have been duly authorized and validly issued to the persons listed on Exhibit G hereto, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c) The rights, preferences, privileges and restrictions of the Shares and the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock and Series D-4 Preferred Stock are as stated in the Buyer’s Eight Amended and Restated Certificate of Incorporation (“Buyer’s Certificate of Incorporation”). The Conversion Shares have been duly and validly reserved for issuance. Other than as set forth in Schedule 4.3(c) and as set forth in Section 4.3, there are no outstanding options, warrants, rights (including registration, conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase of acquisition from Buyer of any of its securities. Of the shares of Common Stock reserved for issuance under Buyer’s 1999 Stock Incentive Plan, (i) options to purchase 11,066,015 shares have been granted and are currently outstanding, and (ii) 926,411 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to such 1999 Stock Incentive Plan. When issued in compliance with the provisions of this Agreement and Buyer ‘s Certificate of Incorporation, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed and pursuant to any agreements entered into in connection with this Agreement.

(d) Except as set forth on Schedule 4.3(d), no stock plan, stock purchase, stock option or other agreement or understanding between Buyer and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by Buyer.

4.4 Subsidiaries.

Except as set forth in Schedule 4.4, Buyer does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. Buyer is not a participant in any joint venture, partnership or similar arrangement.

4.5 Buyer Financial Statements.

Buyer has provided to Seller (i) the audited balance sheet and statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2002 and (ii) the unaudited balance sheet, statement of operations and statement of cash flows as of March 31, 2003. Such financial statements (collectively, the “Buyer Financial Statements”) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of Buyer as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Buyer. The Interim Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein and except that they do not contain all footnotes required under generally accepted accounting principles, and present fairly the financial condition of Buyer as of the date of the balance sheet and the operating results of Buyer during the period indicated therein, subject to normal recurring year end audit adjustments.

4.6 Liabilities.

Buyer has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in Buyer Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to December 31, 2002 which have not been, either in any individual case or in the aggregate, materially adverse.

4.7 Absence of Certain Changes.

Since March 31, 2003, Buyer has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, any Material Adverse Effect on Buyer.

4.8 Agreements; Action.

(a) Except as set forth in Schedule 4.8(a), there are no material agreements, understandings, or proposed transactions between Buyer and any of its officers, directors, shareholders or employees, or any “affiliate” or “associate” of such (as such terms are defined in the rules and regulations promulgated under the Securities Act affiliates or any affiliate thereof).

(b) Except as set forth in Schedule 4.8(b), there are no material agreements, understandings or proposed transactions between Buyer, its affiliates, or to Buyer’s knowledge, any directors or any affiliate thereof and any company or other entity doing business with the Buyer or is in the same or similar business of Buyer.

(c) Except as set forth in Schedule 4.8(c), there are no agreements (other than partnership contracts), understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Buyer is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, Buyer in excess of $50,000 (other than obligations of, or payments to, Buyer arising from agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from Buyer (other than licenses arising from the purchase of “off the shelf” or other standard policies or in connection with agreements entered into in the ordinary course of business), or (iii) provisions restricting the development, manufacture or distribution of Buyer’s products or services (other than provisions contained within agreements entered into in the ordinary course of business), or (iv) indemnification by Buyer with respect to infringements of proprietary rights (other than indemnification obligations arising from agreements entered into in the ordinary course of business).

(d) Except as set forth in Schedule 4.8(d), Buyer has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Buyer Financial Statements) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000 or in excess of $125,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, (v) acquired the business or shares of another party, or (vi) entered into any distributor, sales representative or similar agreements.

(e) For the purposes of subsections (c) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Buyer has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(f)Buyer has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of Buyer with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Buyer or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Buyer is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up, of Buyer.

4.9 Obligations to Related Parties.

Except as set forth in Schedule 4.9, there are no obligations of Buyer to officers, directors, shareholders, or employees of Buyer other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Buyer and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Buyer). Except as set forth in Schedule 4.9, none of the officers, directors or shareholders of Buyer, or any members of their immediate families, are indebted to Buyer or have any direct or indirect ownership interest in any firm or corporation with which Buyer is affiliated or with which Buyer has a business relationship, or any firm or corporation which competes with Buyer, except that officers, directors and/or shareholders of Buyer may own stock in publicly traded companies which may compete with Buyer. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with Buyer (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Buyer). Except as may be disclosed in the Buyer Financial Statements, Buyer is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.10 Title to Properties and Assets; Liens, Etc.

Except as set forth in Schedule 4.10, Buyer has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Buyer Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Buyer, and (c) those that have otherwise arisen in the ordinary course of business.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Buyer are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Buyer is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

4.11 Patents and Trademarks.

(a) Buyer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Buyer bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products, and those arising in the Ordinary Course of Business.

(b) Buyer is not aware of any allegations that Buyer has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(c) Buyer is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Buyer or that would conflict with Buyer’s business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Buyer’s business by the employees of Buyer, nor the conduct of Buyer’s business as presently proposed, will, to Buyer’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Buyer does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Buyer, except for inventions, trade secrets or proprietary information that have been assigned to Buyer.

(d) Buyer is not aware of any claims by any other person or entity contesting the validity, enforceability, use or ownership of any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted. Buyer is not aware of any infringement or misappropriation by any other person or entity with respect to any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted.

4.12 Litigation.

Except as set forth in Schedule 4.12, there are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or involving Buyer likely to have a Material Adverse Effect.

4.13 Compliance with Other Instruments.

(a) Buyer is not in violation or default of any term of the Buyer Certificate of Incorporation or Buyer’s bylaws, or of any material term of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, or writ. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Stock Consideration Shares pursuant hereto and the Conversion Shares pursuant to the Buyer Certificate of Incorporation, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such material term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Buyer, its business or operations or any of its assets or properties.

(b) Buyer has avoided every condition, and has not performed any act, the occurrence of which would result in Buyer’s loss of any right granted under any license, distribution agreement or other agreement to which Buyer is a party if such loss would have a Material Adverse Effect.

4.14 Compliance with Law.

No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Stock Consideration Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing as will be filed in a timely manner. Buyer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect on the business, properties, prospects or financial condition of Buyer, and Buyer believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.15 Tax Returns and Payments.

Buyer has paid all Taxes and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to Taxes imposed thereon or in connection therewith due as of the Closing Date. Buyer has timely filed or has obtained presently effective extensions with respect to all Tax Returns that Buyer is required to file. The Tax Returns are true and correct and all taxes shown thereon to be due have been timely paid. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. Buyer has either paid or established in the Financial Statements adequate reserves for the payment of all such Taxes due or claimed to be done by any taxing authority in connection with any such Tax Returns. None of Buyer’s federal income tax returns have been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the knowledge of Buyer, threatened. Buyer has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom (including, but not limited to, federal income taxes and Federal Insurance Contribution Act taxes) and has paid all such amounts to the appropriate taxing authorities when due. Buyer’s net operating losses for federal income tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which Buyer is a party or by which it is otherwise bound will not have the effect of limiting Buyer’s ability to use such net operating losses in full to offset such taxable income.

4.16 Employees.

Buyer has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Buyer’s knowledge, threatened with respect to Buyer. Buyer is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees. Schedule 4.16 sets forth a true, correct and complete list of all employment, severance, non-competition, deferred compensation and similar arrangements between Buyer and all officers, employees and consultants of Buyer and all such arrangements with former officers, employees and consultants of Buyer pursuant to which Buyer is obligated to make any payments or provide any benefits. To Buyer’s knowledge, no employee of Buyer, nor any consultant with whom Buyer has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Buyer because of the nature of the business to be conducted by Buyer, and to Buyer’s knowledge the continued employment by Buyer of its present employees, and the performance of Buyer’s contracts with its independent contractors, will not result in any such violation. Buyer has not received any notice alleging that any such violation has occurred. No employee of Buyer has been granted the right to continued employment by Buyer or to any material compensation following termination of employment with Buyer. Buyer is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with Buyer, nor does Buyer have a present intention to terminate the employment of any officer, key employee or group of key employees.

4.17 Assignment of Inventions, Non-Disclosure and Non-Competition Agreements and Market Stand-off Agreements.

(a) Each former and current employee, officer and consultant of Buyer has executed the Non-Competition Agreement in the form of Exhibit C attached hereto. No current employee, officer or consultant of Buyer has excluded works or inventions made prior to his or her employment with Buyer from his or her assignment of inventions pursuant to such employee, officer or consultant’s Non-Competition Agreement.

(b) Each key employee of Buyer and each holder of options to purchase equity and debt convertible into equity has executed a market stand-off agreement.

4.18 Obligations of Management.

Each officer of Buyer is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of Buyer. Buyer is not aware that any officer or key employee of Buyer is planning to work less than full time at Buyer in the future. To Buyer’s knowledge, no officer or key employee plans to work for a competing enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

4.19 Registration Rights and Voting Rights.

(a) Except as required pursuant to the Fifth Amended and Restated Investor Rights Agreement dated July 19, 2002 (previously provided to Seller) and as set forth in Schedule 4.19(a), Buyer is presently not under any obligation, and has not granted any rights, to register any of Buyer’s presently outstanding securities or any of its securities that may hereafter be issued.

(b) To Buyer’s knowledge, except as contemplated in the Fourth Amended and Restated Voting Agreement dated July 19, 2002 (previously provided to Seller) and as set forth in Schedule 4.19 (b), no shareholder of Buyer has entered into any agreement with respect to the voting of equity securities of Buyer.

4.20 Environmental and Safety Laws.

To Buyer’s knowledge, Buyer is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Buyer or, to Buyer’s knowledge, after reasonable investigation, by any other person or entity on any property owned, leased or used by Buyer. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

4.21 Validity of Issuance.

Assuming the accuracy of the representations and warranties of Seller contained in Section 3.23 hereof and compliance with Section 5.10, the issuance of the Stock Consideration Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable states securities laws. Neither Buyer nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Buyer Series D-5 Preferred Stock to any person or persons so as to bring the sale of such shares by Buyer within the registration provisions of the Securities Act or any state securities laws.

4.22 Full Disclosure.

Buyer has provided Seller with all information requested by Seller in connection with their decision to enter into the transactions contemplated by this Agreement and to Buyer’s knowledge, including all information Buyer believes is reasonably necessary to make such investment decision. Neither this Agreement, the Exhibits hereto, the Ancillary Agreements, the Buyer Agreements nor any other document delivered by Buyer to Seller or their attorney or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Buyer’s knowledge, there are no facts which (individually or in the aggregate) will have a Material Adverse Effect that have not been set forth in the Agreement, the Exhibits hereto, the Ancillary Agreements, Buyer Agreements or in other documents delivered to Seller or their attorney or agents in connection herewith.

4.23 Minute Books.

The minute books of Buyer made available to Seller contain a complete summary of all formal meetings of the directors and the shareholders of Buyer since the time of incorporation.

4.24 Real Property Holding Corporation.

Buyer is not a real property holding corporation within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.

4.25 Insurance.

Buyer has general business liability, fire and casualty insurance policies with coverage customary for companies similarly situated to Buyer.

4.26 Tax Elections.

Buyer has not elected to be treated as an “S” corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material adverse effect on Buyer, its financial condition, its business as presently conducted or its present properties or material assets.

4.27 Business Plan.

Buyer is engaged primarily in the business of providing wireless, voice and data communications solutions to enterprises, on-line businesses, national retailers and their respective end-users.

4.28 Criminal History.

To Buyer’s knowledge, during the past ten (10) years, no Buyer director, officer or management member has been arrested or convicted of any material crime, nor have any of them been bankrupt or an officer or director of a bankrupt company.

4.29 Shares and Corporate Documents.

All of the Stock Consideration Shares to be issued hereunder have been duly authorized and when issued will be valid and legally issued, fully paid and nonassessable, free and clear of all liens or encumbrances, and not in violation of any preemptive or similar rights or any securities laws. Prior to the date hereof, Buyer has delivered to Seller a true, correct, and complete copy of the current certificate of incorporation and bylaws of Buyer.

ARTICLE V

COVENANTS

5.1 Best Efforts.

Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

5.2 Notices and Consents.

Buyer and Seller shall use its respective best efforts to obtain, at its respective expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be reasonably required by or with respect to Buyer or Seller, respectively, in connection with the transactions contemplated by this Agreement.

5.3 Notice of Breaches.

Seller shall promptly deliver to Buyer written notice of any event or development of which Seller is aware and that would (a) render any statement, representation or warranty of Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by Seller of, or a failure by Seller to comply with, any agreement or covenant in this Agreement applicable to such party. Buyer shall promptly deliver to Seller written notice of any event or development of which Buyer is aware and that would (i) render any statement, representation or warranty of Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by Buyer of, or a failure by Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

5.4 Seller’s Consent.

Seller covenants that it will forever waive any rights under any non-competition, non-disclosure, non-solicitation or similar provisions it has under any employment, non-compete or other arrangements with any of Seller’s former employees who are to be employed by Buyer after the Closing.

5.5 Public Announcements.

Except as provided in Section 8.1 (second paragraph) and as required by law, neither Seller nor any agent or affiliate of Seller shall make any public statements, including, without limitation, any press releases or other public disclosure, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

5.6 Transition of Assets and Liabilities.

Seller agrees to provide reasonable assistance to Buyer, at Buyer’s expense (except if such assistance is necessary because of Seller’s failure to perform hereunder) in the transition of the Acquired Assets and the Assumed Liabilities to Buyer pursuant to the terms and conditions of this Agreement.

5.7 Payment of all Taxes and Other Retained Liabilities.

(a) Each Party shall pay in a timely manner all Taxes, fees and charges imposed upon it that arise from or are incurred by reason of, resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.

(b) Except as indicated on Schedule 5.7(b)(i), Seller shall pay, or make adequate provision for the payment, in full of all of its Retained Liabilities as of the Closing Date, which shall include, but not be limited to, Seller Obligations set forth on Schedule 5.7(b)(ii).

5.8 Seller Employees.

(a) Offers of Employment.

No later than two (2) business days prior to the date on which it is anticipated that the Closing will occur, Buyer shall make offers of “at will” employment to each of the employees of Seller listed on Schedule 5.8(a) who is employed by Seller on such date (the “Selected Employees”). Such offers of employment shall be subject to the consummation of the transactions contemplated hereby. Such offers will include the requirement that such employees execute the Non-Competition Agreement, a form of which is attached as Exhibit C as well as such agreements or complete such other activities as any new employee of Buyer would be required to execute or complete. Seller shall use its best efforts to enable Buyer to hire such Selected Employees. Selected Employees who accept Buyer’s offer of employment shall be referred to as “Transferred Employees.” Seller shall be responsible for (i) any claims, liabilities or obligations arising, accrued or incurred on or prior to the Closing Date under applicable law under the Seller’s Employee Benefit Plans, Seller’s worker’s compensation, unemployment and disability arrangements, any stock option or other equity based, bonus, incentive or deferred compensation or severance plan or arrangement, (ii) any liability for wage payments, severance payments and worker’s compensation, unemployment and disability insurance arrangements with respect to employees of Seller and their dependents who are not Transferred Employees, (iii) the collection of premiums and all related costs of benefits offered under the continuation of benefits provisions of COBRA for all employees of the Business and their dependents who are not Transferred Employees and (iv) any fines, penalties or payments required under WARN, if applicable, for all employees of the Business and their dependents who are not Transferred Employees. Any Transferred Employee shall become eligible to participate in Buyer’s employee benefit programs available for comparably situated employees.

(b) No Continuing Obligation.

Nothing herein shall be construed or interpreted to impose on Buyer any obligation for the continuation of employment of any Transferred Employee for any period of time following the Closing or limitation on its ability to modify any compensation or benefits provided to any Transferred Employee.

(c) Stock-Based Compensation.

Transferred Employees will be granted new Buyer incentive stock options (“Buyer Options”) commensurate with their level of responsibility in a plan consistent with other Buyer’s stock option participants. Transferred Employees will not receive any vesting credit until the one (1) year anniversary of the date such Transferred Employee is hired, then, after such one-year period has expired, the Transferred Employees will be given equivalent years’ credit toward vesting of such options for prior years consecutive service with Seller or WindWire, Inc., provided, however, that any such employee shall not receive more than two (2) years of credit toward vesting for prior years of service with Seller or WindWire, Inc. The Transferred Employees will vest in the remaining Buyer Options in quarterly installments, consistent with other participants as set forth in Schedule 5.8(c).

(d) Seller Liability for Equity Compensation.

Seller shall retain liability for all grants of rights to purchase shares of Seller’s stock as well as grants of restricted stock, restricted units and any other equity or equity-based awards under the equity-based plans and programs of Seller that were granted prior to the Closing to employees of Seller in accordance with the terms of the plans and programs under which such grants were made.

5.9 Employee Benefits.

(a) Schedule 5.9 lists each Employee Benefit Plan that Seller or any of its Subsidiaries maintains, to which Seller or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which Seller or any of its Subsidiaries has any liability or potential liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate which is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(v) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller or any director or officer (or employee with responsibility for employee benefits matters) of Seller or Subsidiaries, threatened. No Seller Stockholder and no director or officer (or employee with responsibility for employee benefits matters) of Seller or any Subsidiary has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(vi) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(b) Neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §(3(5)). No asset of Seller or any of its Subsidiaries is subject to any Encumbrance under ERISA or the Code.

5.10 Restrictions on Seller Dissolution and Distribution.

Seller shall not dissolve or make any sale, distribution or transfer of the Stock Consideration Shares received pursuant to this Agreement and the Buyer Agreements, until (1) the Seller’s payment of all Retained Liabilities and (2) the expiration of one (1) year from the Closing Date, unless otherwise agreed to by Buyer. Notwithstanding the foregoing, Seller may sell, distribute or otherwise transfer the Stock Consideration Shares to any person or entity, if Seller first obtains a legal opinion from a nationally recognized law firm (the “Opinion”) opining, that such sale, distribution or transfer (i) is made pursuant to an exemption under the Securities Act, (ii) is in compliance with applicable state securities laws and (iii) will not be integrated with an initial public offering of Buyer’s securities and will not be deemed an unregistered sale or distribution of the Stock Consideration Shares, in connection with the transactions contemplated in this Agreement. Provided, however, Seller may only sell, distribute or otherwise transfer such stock, if Buyer and its legal counsel have first accepted the Opinion, by written notification to Seller, which acceptance shall not be unnecessarily withheld or delayed. Buyer has approved the legal opinion attached hereto as Exhibit J.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

6.1 Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the Acquisition are subject to the satisfaction of the following conditions:

(a) the Parties shall have performed their respective obligations under Section 2.11;

(b) the Parties shall have received approval of this Agreement and the transactions contemplated hereunder from their respective board of directors;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal;

(d) no proceeding in which Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Seller under any United States or state bankruptcy or insolvency law; and

(e) each Party shall have received from the Secretary of the other Party a certificate (i) certifying that the Charter as in effect on the date hereof remains in full force and effect and has not been amended or superseded (except to the extent required by Buyer to creating Buyer D-5 Preferred Stock), (ii) certifying that Bylaws as in effect on the date hereof remain in full force and effect and have not been amended or superseded, (iii) certifying the resolutions of the Board of Directors of each Party and, in the case of Seller, Seller’s stockholders, approving this Agreement and the Acquisition and (iv) attesting to the incumbency of the officers of the Parties.

6.2 Conditions to Obligations of Buyer.

The obligation of Buyer to consummate the Acquisition is subject to the satisfaction of the following additional conditions:

(a) the Agreement and the Acquisition shall have been duly approved and adopted by the Requisite Stockholder Approval of Seller’s stockholders;

(b) Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 except for any which if not obtained or effected would not have a Material Adverse Effect on Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of Seller set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

(d) Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(e) Seller shall have no outstanding Liabilities, Encumbrances or Seller Obligations related to the Acquired Assets or which may materially affect Buyer’s right, title and interest in the Acquired Assets after the Closing. Seller shall have made any and all UCC filings to terminate all financing statements relating to the Acquired Assets prior to Closing;

(f) evidence of written notice to Engage, Inc. (“Engage”), in a form acceptable to both Parties, delivered and received by Engage at least two (2) business days prior to the Closing Date that places Engage on notice of the Acquisition and that the Acquired Assets do not include, incorporate and or are not otherwise based upon any Engage Intellectual Property;

(g) an executed certificate signed by the executive officers of Seller representing and warranting that the Acquired Assets do not include, incorporate and are not otherwise based upon any Engage Intellectual Property and that the Acquisition does not breach or create any obligation for Buyer under the Engage license agreement at any time or under any circumstance following the Closing Date;

(h) continuation of D&O insurance coverages until April 8, 2004;

(i) receipt of waivers and release agreements from all employees and executive officers (including, without limitation, Mr. Richard “Kimo” Kong) who terminated their employment with Seller or WindWire, Inc. within the last 6 months;

(j) there shall not have occurred since December 31, 2002 any Material Adverse Effect with respect to Seller, the Acquired Assets or Assumed Liabilities, which has not been disclosed in a schedule to Section 3.6 of this Agreement;

(k) Seller shall have delivered to Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a), (b), (c), (d) and (e) (to the extent Seller is a party or is named therein) of Section 6.1 and clauses (a) through (h) of this Section 6.2 is satisfied in all respects;

(l) Buyer shall have received an opinion of Hutchison & Mason PLLC, on the basis of customary facts, representations and assumptions set forth in such opinion;

(m) Seller shall have delivered the Escrowed Property to the Escrow Agent;

(n) invention disclosure provided by Seller employees; and

(o) all actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby, the Buyer Agreements and all Ancillary Agreements, certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby will be reasonably satisfactory in form and substance to Buyer including, but not limited to the documents referred to in Section 2.11.

Buyer may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

6.3 Conditions to Obligations of Seller.

The obligation of Seller to consummate the Acquisition is subject to the satisfaction of the following additional conditions:

(a) Buyer shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(b) the representations and warranties of Buyer set forth in Article IV shall be true and correct as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

(c) there shall not have occurred any Material Adverse Effect with respect to Buyer since the date of the Buyer Financial Statements;

(d) Buyer shall have delivered to Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (b) and (c) (to the extent Buyer is a party or is named therein) of Section 6.1 and clause (a) through (c) of this Section 6.3 is satisfied in all respects;

(e) enter into a consulting agreement between Buyer and Mr. Sean Harrison, a former employee of Seller (“Consultant”);

(f) reimburse Seller for payroll and payroll taxes for the Transferred Employees set forth under Schedule 5.8(a) from April 1, 2003 until the Closing Date;

(g) file the Ninth Amended and Restated Certificate of Incorporation a form of which is attached as Exhibit I; and

(h) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all Ancillary Agreements, certificates, instruments and other documents required to effect the transaction contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Seller.

(a) Seller shall indemnify, defend, save and keep Buyer, its successors and assigns and its stockholders, directors, officers, affiliates, representatives and employees (“Buyer Indemnified Person”), forever harmless against and from all Damages sustained or incurred by any of the foregoing Buyer Indemnified Persons as a result of or arising out of or by virtue of (i) any incorrect representation or warranty made by Seller herein, Ancillary Agreements, Buyer Agreements, the Disclosure Schedule or in any certificate, exhibit or schedule delivered to Buyer in connection herewith, (ii) any breach of any covenant or obligation to be performed hereunder by Seller; (iii) any lien, charge, Liability, Encumbrance or obligation of Seller (whether known or unknown, absolute or contingent) not expressly assumed by Buyer as set forth under Schedule

2.3; (iv) fraud or willful misconduct of Seller and its directors, officers, affiliates, representatives and employees in connection with the transactions contemplated by this Agreement; or (v) any noncompliance with any Bulk Sales Laws or fraudulent transfer laws in respect of the transactions contemplated hereunder.

(b) As soon as practicable after obtaining knowledge thereof, any Buyer Indemnified Person shall notify Seller of any claim or demand which the Buyer Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Buyer Indemnified Person shall bear any amount of Damages resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Buyer Indemnified Person and if Seller acknowledges in writing its obligations to indemnify and hold harmless under this Section 7.1, Seller shall have the right to employ such counsel that is reasonably acceptable to Buyer to defend any such claim or demand asserted against the Buyer Indemnified Person. The Buyer Indemnified Person shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that unless the Buyer Indemnified Person bears a greater risk of loss than Seller, the Buyer Indemnified Person shall control the defense of said claim or demand.

(c) The Buyer Indemnified Person shall make available to Seller or its representatives all records and other materials required for use in contesting any claim or demand asserted by a third party against any Buyer Indemnified Person. Whether or not Seller so elects to defend any such claim or demand, the Buyer Indemnified Person shall not have any obligation to do so and the Buyer Indemnified Person shall not waive any rights it may have against Seller under this Section 7.1 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Buyer Indemnified Person against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

(d) The indemnification obligations of Seller shall survive until the first anniversary of the Closing Date with the exception of any claims relating to fraud, willful misconduct, Tax Liability or Intellectual Property infringement issues, which shall survive until expiration of the applicable statutory periods; provided, however, that Seller indemnification obligations hereunder shall survive with respect to any claim asserted by a Buyer Indemnified Person prior to expiration of the applicable indemnification period as provided herein. Further, there shall be no liability limits with respect to any Damages incurred the Buyer Indemnified Person in connection with, or related to, any and all claims relating to Retained Liabilities of Seller, fraud or intentional misconduct of Seller or its directors, officers, representatives, affiliates or employees.

There shall be no liability for Seller under this Section 7.1 unless the aggregate amount of Damages incurred by a Buyer Indemnified Person exceeds $10,000 in the aggregate.

Indemnification claims will be satisfied in shares of Buyer Series D-5 Preferred Stock and Common Stock up to $2.0 million (valued at $5.2053141 per share), which will be the Buyer Indemnified Person’s exclusive remedy under this Section 7.1, other than Damages that result from fraud or intentional misconduct, whereupon the Buyer Indemnified Person may seek all additional remedies available at law or in equity.

7.2 Indemnification by Buyer.

(a) Buyer shall indemnify, defend, save and keep Seller, its successors and assigns and its stockholders, directors, officers, affiliates, representatives and employees (“Seller Indemnified Person”), forever harmless against and from all Damages sustained or incurred by any of the foregoing Seller Indemnified Persons as a result of or arising out of or by virtue of (i) any incorrect representation or warranty made by Buyer herein, Ancillary Agreements, Buyer Agreements, the Disclosure Schedule or in any certificate, exhibit or schedule delivered to Buyer in connection herewith, and (ii) any breach of any covenant or obligation to be performed hereunder by Buyer.

(b) As soon as practicable after obtaining knowledge thereof, any Seller Indemnified Person shall notify Buyer of any claim or demand which the Seller Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Seller Indemnified Person shall bear any amount of Damages resulting directly from a failure to give a timely notice. If such claim or demand relates to a claim or demand asserted by a third party against the Seller Indemnified Person and if Buyer acknowledges in writing its obligations to indemnify and hold harmless under this Section 7.2, Buyer shall have the right to employ such counsel that is reasonably acceptable to Seller to defend any such claim or demand asserted against the Seller Indemnified Person. The Seller Indemnified Person shall have the right to participate in the defense of any said claim or demand at its own cost and expense, provided that unless the Seller Indemnified Person bears a greater risk of loss than Buyer, the Seller Indemnified Person shall control the defense of said claim or demand.

(c) The Seller Indemnified Person shall make available to Buyer or its representatives all records and other materials required for use in contesting any claim or demand asserted by a third party against any Seller Indemnified Person. Whether or not Buyer so elects to defend any such claim or demand, the Seller Indemnified Person shall not have any obligation to do so and the Seller Indemnified Person shall not waive any rights it may have against Buyer under this Section 7.2 with respect to any such claim or demand by electing or failing to elect to defend any such claim, provided that the Seller Indemnified Person against which a claim or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

(d) The Buyer indemnification obligations under this Agreement shall survive until the second anniversary of the Closing Date.

(e) There shall be no liability for Buyer under this Section 7.2, unless the amount of Damages incurred by the Seller Indemnified Person exceeds $10,000 in the aggregate. Buyer’s liability to the Seller Indemnified Person under this Section 7.2 shall be limited to $250,000 in the aggregate, other than Damages that result from fraud or intentional misconduct, whereupon the Seller Indemnified Person may seek all additional remedies available at law or in equity.

ARTICLE VIII

MISCELLANEOUS

8.1 Confidentiality, Press Releases and Announcements.

No Party hereto shall (nor permit its Representatives to), directly or indirectly: (a) make any disclosure relating to any matter contemplated by this Agreement; or (b) disclose any information received from another Party or its Representatives in connection with the Acquisition, including without limitation, information received during a Party’s due diligence investigation (such party receiving such information, the “Receiving Party” and such party disclosing such information, the “Disclosing Party”); except as required by law or judicial or administrative processes. Information will not be subject to the provisions of this Section 8.1 which (x) is or becomes publicly available other than as a result of a breach by the Receiving Party; (y) is or becomes available on a non-confidential basis from a source which is not prohibited by contract or law from disclosing such information to the Receiving Party; or (z) was known by the Receiving Party prior to the disclosure thereof by the Disclosing Party other than by means that would be a violation of this Section 8.1 had it been in effect at the time of disclosure. The Parties agree that the terms of this Agreement are confidential and shall not be shared with or disclosed to any other person or entity other than the Parties’ respective Representatives who have agreed to maintain the confidentiality thereof. Seller agrees that it will not sell or distribute (except to its stockholders as permitted by this Agreement) any Stock Consideration Shares or purchase any Buyer capital stock (except pursuant to Section 2.6), until all Confidential Information about Buyer known to Seller, including without limitation Buyer Financial Statements and Revenue Statements, are made public. Seller agrees that it shall cause any permitted transferee (as provided herein and in the Buyer Agreements) to agree not to sell or distribute any Stock Consideration Shares or purchase any Buyer capital stock, until all Confidential Information about Buyer known to the permitted transferee, including without limitation Buyer Financial Statements and Revenue Statements, are made public. The Parties acknowledge and agree that any breach of this Section 8.1 by a Party would cause irreparable harm to the other Party hereto and that, in such event, such other Party shall have the right, among other things, to preliminary and injunctive relief, in addition to any other relief to which such other Party may be entitled. In the event that the Acquisition is not consummated, the

Receiving Party shall promptly return all such written information provided by the Disclosing Party or its Representatives and destroy any copies or notes derived therefrom.

No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

8.2 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted.

8.3 Entire Agreement.

This Agreement, the Schedules, the Exhibits, the documents and instruments and other agreements among the Parties referred to herein and the nondisclosure agreement signed by each of the Parties dated December 1, 2002 and incorporated herein by reference, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other non-assigning Party.

8.5 Counterparts, Facsimile Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

8.6 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

If to Seller:

Avesair, Inc.

3110 Edwards Mill Road, Suite 100

Raleigh, NC 27612

Attention: David J. Spitz, President

Facsimile:

With a copy to:

Hutchison & Mason, PLLC

3110 Edwards Mill Road, Suite 100

Raleigh, North Carolina 27612

Attention: Fred D. Hutchison, Esq.

Facsimile:

If to Buyer:

InPhonic, Inc.

1010 Wisconsin Avenue, Suite 250

Washington, DC 20007

Attention: David A. Steinberg, President and Chief Executive Officer

Facsimile:

With a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, D.C. 20037

Attention: Douglas C. Boggs, Esq.

Facsimile:

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

8.9 Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

8.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party.

8.11 Permitted Transferees of Stock Consideration Shares.

Prior to any permitted sale, distribution or transfer of Stock Consideration Shares to any person or entity (“Permitted Transferee”), the transferee must agree to be bound by the obligations of Seller under Sections 2.13, 3.2 (as applies to a natural person or entity) 3.3, 3.23 and the Buyer Agreements.

8.12 No Joint Venture.

This Agreement expressly does not create or evidence a partnership or joint venture between Buyer and Seller.

8.13 Expenses.

All fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by each respective Party in connection with this Agreement and the transactions contemplated hereby shall be paid by each such respective Party, as the case may be except, that Buyer will pay Seller’s and its stockholders’ actual legal and accounting fees and other out-of-pocket expenses only to the extent that Seller’s revenues from April 1, 2003 equals or exceeds the payables included with the Assumed Liabilities. The Parties agree that in calculating the expenses paid by Buyer in the preceding sentence, Seller’s revenue shall not include Available Cash.

8.14 Specific Performance.

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

8.15 Other Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

8.16 Survival of Covenants.

Notwithstanding any other provision of this Agreement, the covenants contained in Sections 2.6 (for the applicable time periods set forth therein), 2.8, 2.9, 2.13, 5.1, 5.2, 5.3, 5.4, 5.5, 5.10, Article VII and Article VIII shall survive indefinitely.

8.17 Survival of Representations.

All the representations and warranties and understandings of the Parties contained in this Agreement shall survive the Closing Date and shall terminate on the first anniversary of the Closing Date.

8.18 Letter of Intent.

This Agreement shall supercede in its entirety the Letter of Intent dated April 16, 2003 entered into by the Parties.

8.19 Construction.

The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.20 Incorporation of Exhibits.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INPHONIC, INC.

By:	/s/ David A. Steinberg
Name:	David A. Steinberg
Title:	President and Chief Executive Officer

AVESAIR, INC.

By:	/s/ David J. Spitz
Name:	David J. Spitz
Title:	President